Exhibit 99

CINTECH SOLUTIONS,
INC.

Condensed Financial Statements for the Three and Six-Months Ended December 31,
2001 and 2000 and Independent Accountants’ Report

INDEPENDENT ACCOUNTANTS’ REPORT

To the Directors of
Cintech Solutions, Inc.

We have reviewed the accompanying condensed balance sheets of Cintech Solutions, Inc. (the “Company”) as of December 31, 2001 and 2000 and the related condensed statements of operations, stockholders’ equity and cash flows for the three months and six months then ended (all expressed in U.S. dollars). These financial statements are the responsibility of the Company’s management.

We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytic procedures to financial data and of making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to such condensed financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with auditing standards generally accepted in the United States of America, the balance sheet of the Company as of June 30, 2001, and the related statements of operations, stockholders’ equity, and cash flows for the year then ended (not presented herein); and in our report dated August 24, 2001, we expressed an unqualified opinion on those financial statements. In our opinion, the information set forth in the accompanying condensed balance sheet as of June 30, 2001 is fairly stated, in all material respects, in relation to the balance sheet from which it has been derived.

“/s/ Deloitte & Touche LLP”

January 25, 2002

CINTECH SOLUTIONS, INC.

CONDENSED BALANCE SHEETS
DECEMBER 31, 2001, JUNE 30, 2001 AND DECEMBER 31, 2000

	December 31,		December 31,
	2001	June 30,	2000
ASSETS	(Unaudited)	2001	(Unaudited)

CURRENT ASSETS:
Cash and cash equivalents (Note 1)	$768,195	$641,883	$4,507,954
Marketable securities (Note 2)	3,921,938	6,284,141	3,290,678
Accounts receivable, trade — (Net of allowance of $68,152, $94,958 and $76,023 at December 31, 2001, June 30, 2001, and December 31, 2000, respectively) (Note 1)	591,457	301,389	944,055
Inventory (Note 1)	11,067	21,387	24,767
Prepaid expenses	126,408	73,845	69,052
Deferred income taxes (Note 6)	388,753	497,671	544,183

Total current assets	5,807,818	7,820,316	9,380,689

FIXED ASSETS (Note 1):
Equipment	1,381,911	1,198,675	1,240,990
Furniture and fixtures	4,198	325,756	297,855

Total	1,386,109	1,524,431	1,538,845
Less accumulated depreciation	(948,262)	(1,208,086)	(1,166,166)

Total fixed assets — net	437,847	316,345	372,679

SOFTWARE DEVELOPMENT COSTS - Net (Note 1)	1,931,261	1,807,357	1,560,678
DEFERRED INCOME TAXES (Note 6)	858,455	186,580

Total other assets — net	2,789,716	1,993,937	1,560,678

TOTAL	$9,035,381	$10,130,598	$11,314,046

	December 31,		December 31,
LIABILITIES AND	2001	June 30,	2000
STOCKHOLDERS’ EQUITY	(Unaudited)	2001	(Unaudited)

CURRENT LIABILITIES:
Accounts payable	$238,857	$134,919	$174,573
Accrued liabilities:
Accrued wages and compensation	435,560	505,310	440,118
Accrued income taxes			52,636
Warranty reserve	64,939	82,382	106,949
Accrued lease termination costs (Note 3)	113,365
Other	90,534	115,615	206,733
Deferred maintenance revenue (Note 1)	511,314	638,193	684,737

Total current liabilities	1,454,569	1,476,419	1,665,746

DEFERRED INCOME TAXES (Note 6)			145,767

STOCKHOLDERS’ EQUITY (Notes 1, 4, 5):
Common stock	9,008,289	9,008,289	9,006,013
Contributed capital	675,757	675,757	675,757
Treasury stock	(2,290)	(2,290)	(2,290)
Accumulated deficit	(2,100,944)	(1,027,577)	(176,947)

Total stockholders’ equity	7,580,812	8,654,179	9,502,533

TOTAL	$9,035,381	$10,130,598	$11,314,046

See notes to condensed financial statements and independent accountants’ report.

CINTECH SOLUTIONS, INC.

CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE-MONTHS AND SIX-MONTHS ENDED DECEMBER 31, 2001 AND 2000

	For the Three-Months Ended		For the Six-Months Ended
	December 31,		December 31,

	2001	2000	2001	2000

NET SALES (Note 1):
Product sales	$1,405,630	$2,104,288	$2,619,737	$4,128,071
Services and other sales	358,143	559,736	757,194	1,146,670

Total net sales	1,763,773	2,664,024	3,376,931	5,274,741

COST OF PRODUCTS SOLD AND
SERVICES PROVIDED (Note 1):
Cost of products sold	409,782	605,368	912,597	1,173,629
Cost of services and other sales	57,853	121,208	135,133	232,894

Total cost of products sold and services provided	467,635	726,576	1,047,730	1,406,523

GROSS PROFIT	1,296,138	1,937,448	2,329,201	3,868,218
RESEARCH AND DEVELOPMENT	302,236	247,482	581,006	511,886
LEASE TERMINATION COSTS (Note 3)	104,397		104,397
SELLING, GENERAL AND ADMINISTRATIVE (Notes 1, 3)	1,669,781	1,665,711	3,361,331	3,333,529

INCOME (LOSS) FROM OPERATIONS	(780,276)	24,255	(1,717,533)	22,803
OTHER INCOME	29,377	107,012	81,209	233,311

INCOME (LOSS) BEFORE INCOME TAX
PROVISION (BENEFIT)	(750,899)	131,267	(1,636,324)	256,114
INCOME TAX PROVISION (BENEFIT) (Note 6)	(239,148)	41,205	(562,957)	79,887

NET INCOME (LOSS)	$(511,751)	$90,062	$(1,073,367)	$176,227

BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE (Note 4)	$(0.04)	$0.01	$(0.09)	$0.01

See notes to condensed financial statements and independent accountants’ report.

CINTECH SOLUTIONS, INC.

CONDENSED STATEMENTS OF STOCKHOLDERS’ EQUITY (UNAUDITED)
FOR THE SIX-MONTHS ENDED DECEMBER 31, 2001 AND 2000

	Common				Total
	Stock	Contributed	Treasury	Accumulated	Stockholders'
	No Par Value	Capital	Stock	Deficit	Equity

BALANCE AT JUNE 30, 2000	$9,005,433	$675,757	$(2,290)	$(353,174)	$9,325,726
STOCK OPTIONS EXERCISED (2,000 shares)	580				580
NET INCOME				176,227	176,227

BALANCE AT DECEMBER 31, 2000	$9,006,013	$675,757	$(2,290)	$(176,947)	$9,502,533

BALANCE AT JUNE 30, 2001	$9,008,289	$675,757	$(2,290)	$(1,027,577)	$8,654,179
NET LOSS				(1,073,367)	(1,073,367)

BALANCE AT DECEMBER 31, 2001	$9,008,289	$675,757	$(2,290)	$(2,100,944)	$7,580,812

See notes to condensed financial statements and independent accountants’ report.

CINTECH SOLUTIONS, INC.

CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE SIX-MONTHS ENDED DECEMBER 31, 2001 AND 2000

	2001	2000

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(1,073,367)	$176,227

Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	42,251	192,000
Amortization of software development costs	301,329	109,878
Deferred income tax provision/(benefit)	(562,957)	101,829
Provision for doubtful accounts	(26,806)	51,514
Changes in assets and liabilities:
Increase in accounts receivable	(263,262)	(126,134)
Decrease in inventory	10,320	21,202
Increase in other assets	(52,563)	(37,921)
Increase (decrease) in accounts payable	103,938	(173,091)
Decrease in accrued expenses	(112,274)	(227,197)
Increase in accrued lease termination costs	113,365
Decrease in deferred maintenance revenue	(126,879)	(147,791)

Total adjustments	(573,538)	(235,711)

Net cash used in operating activities	(1,646,905)	(59,484)

CASH FLOWS FROM INVESTING ACTIVITIES:
Redemption of marketable securities	2,362,203	2,537,516
Purchase of fixed assets	(198,753)	(71,289)
Proceeds on disposal of fixed assets	35,000
Expenditures for software development costs	(425,233)	(420,408)

Net cash provided by investing activities	1,773,217	2,045,819

CASH FLOWS FROM FINANCING ACTIVITIES -
Proceeds from exercise of stock options		580

NET INCREASE IN CASH AND CASH EQUIVALENTS	126,312	1,986,915
CASH AND CASH EQUIVALENTS:
Beginning of period	641,883	2,521,039

End of period	$768,195	$4,507,954

SUPPLEMENTAL CASH FLOW INFORMATION-Taxes paid	$185	$1,100

See notes to condensed financial statements and independent accountants’ report.

CINTECH SOLUTIONS, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS AS OF JUNE 30, 2001 AND AS OF DECEMBER 31, 2001 AND 2000 AND FOR THE THREE-MONTH AND SIX-MONTH PERIODS THEN ENDED (INFORMATION RELATED TO THE THREE AND SIX-MONTHS ENDED DECEMBER 31, 2001 AND 2000 IS UNAUDITED)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business - Cintech Solutions, Inc. (the “Company”) develops and markets interaction management software to help businesses manage voice and data contacts with their customers, partners, and associates. In concert with the interaction management software, the Company also provides services, such as installation, training, project management, consulting and maintenance support.

Basis of Presentation - The condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-QSB and Rule 10-01 of Regulation S-X and are expressed in United States dollars. There are no significant differences in accounting principles generally accepted in the United States of America and Canada. The information disclosed in the notes to the financial statements included in the Company’s Annual Report on Form 10-KSB for the year ended June 30, 2001 has not changed materially unless otherwise disclosed herein. Financial information as of June 30, 2001 included in these condensed financial statements has been derived from the audited financial statements included in that report. In management’s opinion all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the interim periods have been made.

Results of operations are not necessarily indicative of the results that may be expected for future interim periods or for the full year.

Use of Estimates - The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue - Generally, the Company records product and service revenue when the product is shipped and the service is provided. Also, the Company records an estimate of potential future returns of product sold at the time of sale.

Deferred Maintenance Revenue - The Company sells product maintenance agreements which provide for no-cost upgrade of software. These agreements normally cover periods ranging from 1-5 years with revenue being recognized on a straight-line basis over the maintenance period.

Warranty Reserve - At the time of sale, the Company accrues for warranty costs relating to software replacement or on site support to be provided during the first twelve months following the sale. Costs associated with supporting product under warranty are charged to the reserve instead of current period cost. The reserve is adjusted periodically based upon actual experience.

Depreciation - Fixed assets are carried at cost. Depreciation is computed using a straight-line method over the following useful lives:

Equipment	3-5 years
Furniture and Fixtures	2-10 years

The Company changed its method of accounting for depreciation from an accelerated method. The effects of such change were not material to the financial statements.

Inventory - Inventories are valued at the lower of cost or market, with cost being computed using the first-in, first-out method. Inventories consist of:

	December 31,	June 30,	December 31,
	2001	2001	2000

Literature and other documentation	$9,263	$13,195	$13,006
Computer hardware	8,398	12,205	16,991
Allowance for obsolete inventory	(6,594)	(4,013)	(5,230)

Total inventory	$11,067	$21,387	$24,767

Significant Customers - Most of the Company’s sales are to distributors in the voice-centric call center solutions market. The Company had sales to major distributors, as follows:

	Sales for the Three-Months Ended Dec 31,

	2001		2000

	Amount	%	Amount	%

Distributor A	$1,304,935	74%	$1,904,218	72%

	Sales for the Six-Months Ended Dec 31,

	2001		2000

	Amount	%	Amount	%

Distributor A	$2,398,504	71%	$3,735,490	71%

The Company had gross accounts receivable from major distributors, each of which was in excess of 10% of the Company’s total accounts receivable, as follows:

		Percent of
		Gross
		Accounts
	Distributors	Receivable

December 31, 2001	1	72%
June 30, 2001	2	71%
December 31, 2000	1	74%

International Sales - The Company’s international sales to Canada were approximately 1% of total sales for the three-months ended December 31, 2001 and 2000, and approximately 2% of total sales for the six-months ended December 31, 2001 and 2000, respectively.

Software Development Costs - Costs incurred internally for creation of the computer software product are charged to research and development expense when incurred until technological feasibility has been established for the product. Thereafter, until general release, all software production costs are capitalized and subsequently reported at the lower of amortized cost or net realizable value. The capitalized costs are amortized on a straight-line basis over the estimated economic life of the product.

Costs capitalized were $199,885 and $172,326 and related amortization was $112,329 and $90,331 for the three-months ended December 31, 2001 and 2000, respectively. Costs capitalized were $425,233 and $420,408 and related amortization was $301,329 and $109,878 for the six-months ended December 31, 2001 and 2000, respectively. The Company periodically evaluates the capitalized cost relative to potential sales and accelerates the write-off when appropriate.

Licensing Fee - The Company has agreements with distributors which require the payment of a license fee on certain software sales made by the distributors. This license fee is for the distribution of the Company’s products. License fee expense was $249,501 and $396,625 for the three-months ended December 31, 2001 and 2000, respectively. License fee expense was $523,997 and $883,986 for the six-months ended December 31, 2001 and 2000, respectively.

Fair Value of Financial Instruments - The carrying value of certain of the Company’s financial instruments, such as cash, trade accounts receivable and trade accounts payable, approximate their fair values.

Accounting Pronouncements - In June 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations.” SFAS No. 141 requires the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests method. This statement will have no impact on the Company’s financial statements.

In June 2001, the FASB issued SFAS No. 142, “Goodwill and Other Intangible Assets.” This statement applies to intangibles and goodwill acquired after June 30, 2001, as well as goodwill and intangibles previously acquired. Under this statement goodwill, as well as other intangibles determined to have an indefinite life will no longer be amortized; however, these assets will be reviewed for impairment on a periodic basis. This statement will have no impact on the Company’s financial statements.

In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” This statement applies to legal obligations associated with the retirement of tangible long-lived assets. SFAS No. 143 requires the recognition of the fair value of a liability for an asset retirement obligation in the period in which it is incurred if a reasonable estimate of fair value can be made. This statement will have no impact on the Company’s financial statements.

In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets and applies to recognized long-lived assets of an entity to be held and used or to be disposed of. This statement will have no impact on the Company’s financial statements.

Cash and Cash Equivalents - For purposes of reporting cash flows, the Company considers all money market instruments to be cash equivalents.

2.	MARKETABLE SECURITIES
The Company maintains various investments in federal agency notes which are classified as held-to-maturity and are reported at amortized cost in accordance with FASB Statement No. 115 “Accounting for Certain Investments in Debt and Equity Securities.” All items mature within one year. The cost and market value of the investments are summarized below:

			Net
	Amortized		Unrealized
Description	Cost	Market	Gain

December 31, 2001 - Federal Agency Notes	$3,921,938	$3,921,701	$237

June 30, 2001 - Federal Agency Notes	$6,284,141	$6,284,163	$22

December 31, 2000 - Federal Agency Notes	$3,290,678	$3,295,080	$4,402

3.	OPERATING LEASES

Operating Leases- During the second quarter of 2002, the Company accrued for costs associated with terminating its Norwood, Ohio lease and relocating its office facility.

In fiscal 2001, the Company signed a lease agreement for a new office facility in Blue Ash, Ohio. This operating lease, which began in December 2001 and expires in November 2011, calls for escalating lease payments over the term of the lease. The Company records lease expense on a straight-line basis over the life of the lease.

In fiscal 2001, the Company signed lease agreements for office equipment and furniture. These operating leases began in December 2001 and expire in November 2005 and November 2006, respectively.

The annual minimum rent to be paid under the operating lease agreements is as follows:

Period Ending December 31:
2002	$ 1,069,389
2003	1,069,389
2004	1,069,389
2005	1,069,389
2006	899,747
2007 and after	4,140,272

Rent expense for the leased office space was $141,744 and $71,211 for the three-month periods ended December 31, 2001 and 2000. Rent expense for the leased office space was $227,690 and $156,601 for the six-month periods ended December 31, 2001 and 2000. The lease expense for the equipment and furniture was $12,512 for the three-month and six-month periods ended December 31, 2001.

4.	CAPITAL STOCK AND INCOME PER SHARE

The following schedule is a summary of the Company’s shares of capital stock.

		Common		In
	Authorized	Issued	Outstanding	Treasury

Balance at December 31, 2001	15,000,000	12,327,727	12,325,727	2,000

Balance at June 30, 2001	15,000,000	12,327,727	12,325,727	2,000

Balance at December 31, 2000	15,000,000	12,325,328	12,323,328	2,000

Income (loss) per common share was based on the weighted average number of common shares outstanding during each period. Accordingly, the sum of the individual quarters may not equal the year to date total.

The Company’s basic and diluted earnings (loss) per share were determined as follows:

	Three-Months Ended			Three-Months Ended
	December 31, 2001			December 31, 2000

	Income	Shares	Per Share	Income	Shares	Per Share
	(Numerator)	(Denominator)	Amount	(Numerator)	(Denominator)	Amount

Basic EPS
Income (loss) available to common stockholders	$(511,751)	12,325,727	$(0.04)	$90,062	12,323,328	$0.01
Effect of Dilutive Securities
Stock options					358,047

Diluted EPS
Income (loss) available to common stockholders and assumed conversions	$(511,751)	12,325,727	$(0.04)	$90,062	12,681,375	$0.01

	Six-Months Ended			Six-Months Ended
	December 31, 2001			December 31, 2000

	Income	Shares	Per Share	Income	Shares	Per Share
	(Numerator)	(Denominator)	Amount	(Numerator)	(Denominator)	Amount

Basic EPS
Income (loss) available to common stockholders	$(1,073,367)	12,325,727	$(0.09)	$176,227	12,323,328	$0.01
Effect of Dilutive Securities
Stock options					543,286

Diluted EPS
Income (loss) available to common stockholders and assumed conversions	$(1,073,367)	12,325,727	$(0.09)	$176,227	12,866,614	$0.01

Stock options representing 1,515,412 shares and 660,525 shares for the three-months ended December 31, 2001 and 2000, respectively, were not included in computing diluted earnings per share because their effects were antidilutive. Stock options representing 1,515,412 shares and 211,650 shares for the six-months ended December 31, 2001 and 2000, respectively, were not included in computing diluted earnings per share because their effects were antidilutive.

5.	STOCK OPTION PLAN

During 1994, the Board of Directors approved a plan providing for the granting, to employees, options for the purchase of a maximum of 1,500,000 shares of common stock. In 1996, the plan was amended to provide for non-employee eligibility. In 1999, the plan was amended and restated to include in one document all previous amendments and other non-material changes designed to improve the operation of the plan and to reserve an additional 1,000,000 shares for issuance under the plan. Excluding the options granted in February 1994, all options have been granted at an exercise price equal to the fair market value at the date of grant and become exercisable equally over a period ranging from one to four years. The February 1994 options were granted at a price below fair market value at the date of grant and were subsequently adjusted to market. The 1994 options granted became exercisable equally over a two-year period. All options expire at the end of ten years from the date of grant or are subject to the performance provisions of specific grants.

The Company has adopted the disclosure only provision of SFAS No. 123 and applies APB Opinion No. 25 in accounting for its stock options. Proforma disclosure reflecting the financial impact of compensation cost for stock option grants made in fiscal years 2001 and 2000, determined using the fair value method consistent with SFAS No. 123, were presented in the footnotes to the 2001 annual report.

6.	INCOME TAXES

Deferred income tax assets and liabilities are computed for differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Deferred taxes consist of the following:

	December 31,	June 30,	December 31,
	2001	2001	2000

Current deferred tax asset — Deferred revenue and other	$388,753	$497,671	$544,183

Non-current deferred tax asset — Carryforwards and credits	$1,630,960	$909,523	$478,504
Non-current deferred tax liability — Deferred software development costs and other	(772,505)	(722,943)	(624,271)

Net non-current deferred tax asset/(liability)	$858,455	$186,580	$(145,767)

The provision (benefit) for income taxes for the three-months and six-months ended December 31, 2001 and 2000 consists of the following:

	For the Three-Months		For the Six-Months
	Ended December 31,		Ended December 31,

	2001	2000	2001	2000

Current benefit	$—	$(12,922)	$—	$(21,942)
Deferred provision (benefit)	(239,148)	54,127	(562,957)	101,829

Income tax expense provision (benefit)	$(239,148)	$41,205	$(562,957)	$79,887

The primary differences between the statutory rate for federal income tax and the effective income tax rate are the benefits from research and development credits and state tax losses generated during the current year. At December 31, 2001, the Company has available net operating loss carryforwards for U.S. Federal tax purposes of approximately $3,614,000 that will expire in 2021. Also at December 31, 2001, for U.S. Federal tax purposes, the Company has research and development credit carryforwards available to offset future income taxes of approximately $249,000 which will begin to expire in 2017.

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